August 26, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL ANNOUNCES QUARTERLY DIVIDEND

ST. PETERSBURG, Fla. - On August 25, 2020, the Raymond James Financial, Inc. (NYSE: RJF) Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.37 per share payable October 15, 2020, to shareholders of record on October 1, 2020.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $908 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.